SUBADVISORY AGREEMENT

BETWEEN

ACUITAS INVESTMENTS, LLC AND

WCM INVESTMENT MANAGEMENT

AGREEMENT made as of the 1st day of April, 2016, by and between Acuitas Investments, LLC, a Washington limited liability company with its principal office and place of business at 520 Pike Street, Suite 1221, Seattle, WA 98101 (the "Adviser") and WCM Investment Management, a California corporation with its principal office and place of business at 281 Brooks Street, Laguna Beach, CA, 92651 (the "Subadviser").

WHEREAS, Adviser has entered into an Investment Advisory Agreement dated the 18th day of June, 2014 ("Advisory Agreement") with Forum Funds II, a Delaware statutory trust, with its principal office and place of business at Three Canal Plaza, Suite 600, Portland, Maine 04101 (the "Trust");

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, management investment company and may issue its shares of beneficial interest, no par value, in separate series;

WHEREAS, pursuant to the Advisory Agreement, and subject to the direction and control of the Board of Trustees of the Trust (the "Board"), the Adviser acts as investment adviser for the series of the Trust listed on Appendix A hereto (the "Fund");

WHEREAS, it is intended that the Trust be a third-party beneficiary under this Agreement; and

WHEREAS, Adviser desires to retain the Subadviser to perform investment advisory services for the Fund for that portion, if any, of the Fund's assets that the Adviser allocates to the Subadviser from time to time on or after the date of this Agreement as set forth above ("Allocated Assets") and Subadviser is willing to provide such services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Adviser and the Subadviser hereby agree as follows:

SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

(a) The Adviser hereby appoints Subadviser, subject to the direction and control of the Board and subject to the oversight of the Adviser, to manage the investment and reinvestment of Allocated Assets and to provide other services as specified herein. The Subadviser accepts this appointment and agrees to render its services for the compensation set forth herein. To the extent practical, the Adviser will seek to provide 3 days prior notice before any material allocation of assets away from or to the Subadviser. The Subadviser shall discharge the foregoing responsibilities in compliance with the objectives, policies, and limitations for the Fund set forth in the Trust's current registration statement as amended from time to time and applicable laws and regulations and in compliance with investment objectives and guidelines agreed to by the Subadviser and Adviser from time to time provided such guidelines are also in compliance with the foregoing.

(b) In connection therewith, the Adviser has delivered to the Subadviser copies of (i) the Trust's Trust Instrument, (ii) the Trust's Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the 1940 Act (the "Registration Statement"), (iii) the Trust's current Prospectuses and Statements of Additional Information for the Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus"), and (iv) all policies and procedures adopted by the Trust with respect to the Fund (e.g., repurchase agreement procedures, Rule 17a-7 Procedures and Rule 17e-1 Procedures), and shall promptly furnish the Subadviser with all amendments of or supplements to the foregoing. The Adviser shall deliver to the Subadviser: (1) a certified copy of the resolution of the Board, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) appointing the Adviser and Subadviser and approving the Trust's advisory agreement with the Adviser and this Agreement; (2) a certified copy of the resolution of the Fund's shareholder(s), if applicable, appointing the Adviser and Subadviser; (3) a copy of all applicable proxy statements and related materials relating to the Fund; and (4) a certified copy of the resolution from the Trust and/or the Adviser identifying their respective officers; and (5) any other documents, materials or information that the Subadviser shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(c) The Subadviser has delivered to the Adviser and the Trust a copy of: its (i) Form ADV as most recently filed with the SEC and any applicable brochure supplements, (ii) code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the "Code") and (iii) its compliance program that meets the requirements of the federal securities laws. The Subadviser shall promptly furnish the Adviser and Trust with all amendments of or supplements to the foregoing.

SECTION 2. DUTIES OF THE ADVISER

In order for the Subadviser to perform the services required by this Agreement, the Adviser shall (i) cause all service providers to the Trust to furnish information to the Subadviser and assist the Subadviser as may be required; (ii) ensure that the Subadviser has reasonable access to all records and documents maintained by the Trust, the Adviser or any service provider to the Trust; and (iii) deliver to the Subadviser all materials it provides to the Board in accordance with the Advisory Agreement. In the event that this Agreement terminates and the Subadviser is no longer providing services with respect to the Allocated Assets, Adviser will manage those assets, unless another subadviser is hired to manage the assets.

SECTION 3. DUTIES OF THE SUBADVISER

(a) The Subadviser will make decisions with respect to all purchases and sales of securities and other investment assets of the Allocated Assets. To carry out such decisions, the Subadviser is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to the Allocated Assets. In all purchases, sales and other transactions in securities and other investments in the Allocated Assets, the Subadviser is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions, including voting of proxies with respect to securities owned by the Fund, subject to such proxy voting policies as approved by the Board and including entering into such agreements (such as, but not limited to futures or other derivatives) as is deemed necessary by Subadviser to manage the Allocated Assets. All such investments will conform to the investment objectives and guidelines as agreed to by the Subadviser and Adviser. The Subadviser shall have no responsibility under this Agreement with respect to the management of assets of the Fund other than the Allocated Assets.

Consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended ("1934 Act") and applicable regulations and interpretations, the Subadviser, to the extent applicable, may allocate brokerage on behalf of the Fund to a broker-dealer who provides research services. Subject to compliance with Section 28(e), the Subadviser may cause Fund to pay to a broker-dealer who provides research services a commission that exceeds the commission the Fund might have paid to a different broker-dealer for the same transaction if the Subadviser determines, in good faith, that such amount of commission is reasonable in relation to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Subadviser's overall responsibilities to the Fund or its other advisory clients. The Subadviser may aggregate sales and purchase orders of the assets of the Fund with similar orders being made simultaneously for other accounts advised by the Subadviser or its affiliates. Whenever the Subadviser simultaneously places orders to purchase or sell the same asset on behalf of the Fund and one or more other accounts advised by the Subadviser, the Subadviser will allocate the order as to price and amount among all such accounts in a manner believed to be equitable over time to each account.

(b) For purposes of communicating with the Board, reports made by the Subadviser to the Adviser will meet the standards of communication to the Board, and the Adviser will be responsible for delivering those reports to the Board. The Subadviser will report to the Board at each meeting thereof as reasonably requested by the Adviser or the Board all material changes in the Allocated Assets of the Fund since the prior report, and will also keep the Board informed of important developments affecting the Trust, the Fund and the Subadviser, and on its own initiative, or as reasonably requested by the Adviser or the Board, will furnish the Board from time to time with such information as the Subadviser may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in the Fund's holdings, the industries in which they engage, the economic, social or political conditions prevailing in each country in which the Fund maintains investments, or otherwise. The Subadviser will also furnish the Board with such statistical and analytical information with respect to investments of the Fund as the Subadviser may believe appropriate or as the Adviser or the Board reasonably may request. In making purchases and sales of securities and other investment assets for the Fund, the Subadviser will comply with the directions and policies set from time to time by the Board as well as the limitations imposed by the Trust's or the Fund's policies and procedures, the Registration Statement, the 1940 Act, the Securities Act, the 1934 Act, the Internal Revenue Code of 1986, as amended, and other applicable laws. In making purchases and sales of securities and other investment assets for the Fund, the Subadviser is prohibited from consulting with other subadvisers to the Fund, except for the purpose of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act. The Adviser will provide reasonable notice to the Subadviser of any material changes to the Trust's policies and procedures applicable to the Fund and the Prospectus.

(c) The Subadviser will from time to time employ or associate with such persons as the Subadviser believes to be particularly fitted to assist in the execution of the Subadviser's duties hereunder, the cost of performance of such duties to be borne and paid by the Subadviser. No obligation may be incurred on the Trust's or Adviser's behalf in any such respect. The Adviser acknowledges receipt of the Subadviser's privacy notice, Form ADV, and any applicable brochure supplements.

(d) The Subadviser will report to the Board all matters related to the Subadviser that are material to the Subadviser's performance of this Agreement. On an annual basis, the Subadviser shall report on its compliance with its Code to the Adviser and to the Board. The Subadviser will notify the Adviser and the Trust of any change of control of the Subadviser and any changes in the key personnel who are either the portfolio manager(s) of the Allocated Assets or senior management of the Subadviser, in each case prior to or promptly after such change.

(e) The Subadviser will maintain records relating to its portfolio transactions and placing and allocation of brokerage orders with respect to the Allocated Assets as are required to be maintained by the Trust under the 1940 Act. The Subadviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Subadviser pursuant to this Agreement required to be prepared and maintained by the Subadviser or the Trust pursuant to applicable law. To the extent required by law, the books and records pertaining to the Allocated Assets, which are in possession of the Subadviser, shall be the property of the Trust. The Adviser and the Trust, or their respective representatives, shall have reasonable access to such books and records upon two business days' notice during the Subadviser's normal business hours. Upon the reasonable request of the Adviser or the Trust, copies of any such books and records shall be provided promptly by the Subadviser to the Adviser and the Trust, or their respective representatives.

(f) The Subadviser will cooperate with the Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

(g) The Subadviser will provide the Fund and the Fund's custodian and fund accountant on each business day with such information relating to all transactions concerning the Allocated Assets as the Fund and the Fund's custodian and fund accountant may reasonably require, including but not limited to information required to be provided under the Trust's Portfolio Securities Valuation Procedures; provided however the Subadviser is only assisting the Fund in its pricing responsibilities and shall not be deemed the pricing agent for the Fund.

(h) The Subadviser shall have no duties or obligations pursuant to this Agreement (other than the continuation of its preexisting duties and obligations) during any period that the Adviser has not allocated any portion of the Fund's assets to the Subadviser for management.

(i) The Subadviser may invest Allocated Assets in registered, open-end, management investment companies for which the Subadviser serves as investment adviser or subadviser upon the prior notice to and consent of the Adviser, pursuant to the investment objectives and guidelines agreed to by the Subadviser and Adviser.

(j) The Subadviser may effect transactions with respect to the Allocated Assets pursuant to Rules 17a-7 and 17e-1 of the 1940 if such transactions are effected in accordance with the Trust's Rule 17a-7 Procedures and Rule 17e-1 Procedures.

(k) The Subadviser, at its expense, will provide the Adviser with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time. The Subadviser also shall: (i) cooperate with and provide reasonable assistance to the Adviser, the Trusts' administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Fund, the Trust and the Adviser in carrying out their respective obligations to the Trust in respect of the Fund; (ii) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Fund, the Trust and the Adviser; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

(l) The Subadviser will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time and which constitute Allocated Assets in accordance with the Subadviser's proxy voting policies and procedures, as approved by the Board. Notwithstanding the foregoing, the Adviser acknowledges and agrees that (i) the Fund's custodian is responsible for advising or taking action, including filing proof of claim forms, on behalf of the Fund in any legal proceedings, including bankruptcies or class actions, involving securities held in or formerly held in the Allocated Assets or the issuers of those securities and (ii) Subadviser will not be required to advise or take any action on behalf of the Fund in any such legal proceedings, subject to the next sentence. The Subadviser will, however, promptly forward any claim forms it receives to the Fund's custodian and provide reasonable assistance to the extent necessary (e.g. provide factual information in its possession as the custodian, Fund or Adviser may reasonably request).

(m) The Subadviser does not guarantee the future performance of the Fund or any specific level of performance, the success of any investment decision or strategy that Subadviser may use, or the success of Subadviser's overall management of the Allocated Assets. The Adviser understands that investment decisions made for the Fund by Subadviser are subject to various market, currency, economic, political, business and structural risks, and that those investment decisions will not always be profitable.

SECTION 4. COMPENSATION; EXPENSES

(a) In consideration of the foregoing, the Adviser shall pay the Subadviser, with respect to the Allocated Assets, a fee at an annual rate as listed in Appendix B hereto. Such fees shall be accrued as outlined in Appendix B and shall be payable quarterly in arrears within 30 days of receipt of invoice for services performed hereunder during the prior calendar quarter. If fees begin to accrue in the middle of a quarter or if this Agreement terminates before the end of any quarter, all fees for the period from that date to the end of that quarter or from the beginning of that quarter to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full quarter in which the effectiveness or termination occurs. Upon termination of this Agreement with respect to the Fund, the Adviser shall pay to the Subadviser such compensation as shall be payable prior to the effective date of the termination.

(b) No fee shall be payable hereunder with respect to that portion of the Allocated Assets which are invested in registered, open-end, management investment companies for which the Subadviser serves as investment adviser or subadviser and for which Subadviser already receives an advisory fee.

SECTION 5. STANDARD OF CARE

(a) The Adviser shall expect of the Subadviser, and the Subadviser will give the Adviser the benefit of, the Subadviser's best judgment and efforts in rendering its services hereunder. The Subadviser shall not be liable hereunder to the Adviser or the Trust for any mistake of judgment or mistake of law or for any loss arising out of any investment or for any act or omission or in any event whatsoever with respect to the Trust, the Fund or any of the Fund's shareholders in the absence of bad faith, willful misfeasance or gross negligence in the performance of the Subadviser's duties or obligations under this Agreement or by reason of the Subadviser's reckless disregard of its duties and obligations under this Agreement. The Subadviser acknowledges that federal securities laws impose liabilities under certain circumstances on persons who have a fiduciary duty toward their clients and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

(b) The Subadviser shall not be liable to the Adviser or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund made to the Subadviser by a duly authorized officer of the Adviser or the Trust; (ii) the advice of counsel to the Trust; and (iii) any written instruction or certified copy of any resolution of the Board.

(c) The Subadviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Subadviser's employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(d) The parties hereto acknowledge and agree that the Trust is a third-party beneficiary as to the covenants, obligations, representations and warranties undertaken by the Subadviser under this Agreement and as to the rights and privileges to which the Adviser is entitled pursuant to this Agreement, and that the Trust is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

SECTION 6. EFFECTIVENESS, DURATION AND TERMINATION

(a) This Agreement shall become effective with respect to a Fund as of the date specified in Appendix A to this Agreement following the approval (i) by a vote of a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of such party cast in person at a meeting called for the purpose of voting on this Agreement, and (ii) if required by the 1940 Act or applicable staff interpretations thereof, by vote of a majority of the Fund's outstanding voting securities.

(b) This Agreement shall remain in effect with respect to the Fund for a period of two (2) years from the date of its effectiveness and shall continue in effect for successive annual periods with respect to the Fund; provided that such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by a majority of the Trust's Trustees who are not interested persons (as defined in the 1940 Act); provided further, however, that if the continuation of this Agreement is not approved as to the Fund, the Subadviser may continue to render to the Fund the services described herein in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

(c) This Agreement may be terminated by the Fund if the Board of Trustees of the Trust, in its reasonable discretion and having due regard to the protection of investors and to the effectuation of the policies declared in section 1(b) of the 1940 Act, find that the services being rendered by the Subadviser under this Agreement, fail in a material way to provide responsible management to the Fund as reasonably expected by an investment adviser, as defined in the Investment Advisers Act of 1940, as amended (the "Advisers Act"); provided that the Subadviser shall have the opportunity, within ten (10) days of receipt of a written notice describing any such failure and the reasons therefor in reasonable detail, to cure the failure that is the subject of such notice.

(d) This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, (i) by the Board, by a vote of a majority of the outstanding voting securities of the Fund or by the Adviser or (ii) by the Subadviser, on 60 days' written notice to the Trust. This Agreement shall terminate immediately (x) upon its assignment or (y) upon termination of the Advisory Agreement.

SECTION 7. ACTIVITIES OF THE SUBADVISER

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Subadviser's right, or the right of any of the Subadviser's partners, directors, officers or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other entity. The Adviser understands that the Subadviser, its personnel or affiliates ("Affiliated Person") may take action for their own accounts or for other clients that differ from advice given to or action taken for the Fund. This Agreement does not limit or restrict in any way the Subadviser or any Affiliated Person from buying, selling or trading in any securities or other investments for their own accounts or the accounts of other clients.

SECTION 8. REPRESENTATIONS OF SUBADVISER.

The Subadviser represents and warrants to the Adviser that:

(a) It is registered as an investment adviser under the Advisers Act (and will continue to be so registered for so long as this Agreement remains in effect);

(b) It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;

(c) It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met by the Subadviser in order to perform its services contemplated by this Agreement; and

(d) It will promptly notify the Adviser and the Trust of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation.

SECTION 9. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Trust and the shareholders of the Fund shall not be personally liable for any obligations of the Trust or of the Fund under this Agreement, and the Subadviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which the Subadviser's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Fund.

SECTION 10. MISCELLANEOUS

(a) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and approved by the Trust in the manner set forth in Section 6(b) hereof.

(b) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of New York.

(d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both the Adviser and Subadviser and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h) Except as otherwise specifically provided herein, notices under this Agreement shall be in writing by electronic delivery (email), by fax, or sent to the address below. If via fax, a notice will be deemed to be delivered on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the number of the recipient. If by electronic delivery, it will be deemed delivered upon confirmation by the receiving party that it has been received. If in writing, a notice shall be sufficient if delivered to the party entitled to receive such notices at the following addresses or to such other addresses as either party may furnish the other party by written notice under this section:

If to the Adviser:
Acuitas Investments, LLC 520 Pike Street, Suite 1221 Seattle, WA 98101

Fax:	206 257 3090
Email:	Becca Tessin (btessin@acuitasinvestments.com) Dennis Jensen (djensen@acuitasinvestments.com)

If to Subadviser:
David Brewer WCM Investment Management 281 Brooks Street Laguna Beach, CA

Fax:	949-380-0819
Email:	David Brewer (davidbrewer@wcminvest.com)

If delivery or receipt occurs on a day which is not a business day or is later than 4pm where received, it shall be taken to have been duly given at the commencement of the next business day.

(i) No affiliated person, employee, agent, director, partner, officer or manager of the Subadviser shall be liable at law or in equity for the Subadviser's obligations under this Agreement.

(j) The terms "vote of a majority of the outstanding voting securities", "interested person", "affiliated person," "control" and "assignment" shall have the meanings ascribed thereto in the 1940 Act.

(k) Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(l) Any information and advice furnished by either party to this Agreement to the other shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule or regulation. The Subadviser hereby consents to the disclosure to third parties of investment results and other Fund data in connection with providing composite investment results and related performance information of the Subadviser. The Subadviser also consents to the disclosure of Fund data to the Fund's other service providers so that those providers may perform the services they are contractually obligated to render to the Trust. The Adviser consents to the disclosure by the Subadviser of its investment results of the Allocated Assets, as part of composite investment results or otherwise. The Adviser further consents to the disclosure of the Subadviser's relationship with the Adviser and the Fund, including the value of the Allocated Assets from time to time. The Adviser also consents to the disclosure by the Subadviser of confidential information as required by law or regulation, or as necessary for Subadviser to carry-out the intended purposes of this Agreement (including disclosures to brokers, attorneys, auditors, consultants, and other third party service providers). To the extent that the confidential information is non-public portfolio holdings information of the Fund, the Subadviser will, prior to providing the confidential information to the third party, notify the Fund's administrator and ensure that the disclosure of such information complies with the Fund's portfolio holdings disclosure policy (e.g. no compensation is received in exchange for the information, third party agrees to not trade on that information and legitimate business purpose.

(m) The Subadviser may from time to time make available without charge to the Adviser or the Trust any marks or symbols owned by the Subadviser (the "Mark"), including marks or symbols containing the Mark or any variation thereof, to use in the Fund's Registration Statement and/or Fund sales literature. Any use of the Marks shall be subject to the direction and control of the Subadviser.

(n) The Subadviser shall not use the name of the Trust or any Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Trust prior thereto in writing; provided however, that the approval of the Trust shall not be required for the use of the Trust's or Fund's name which merely refers in accurate and factual terms to the Trust or Fund in connection with Subadviser's role hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld or delayed.

(o) The provisions of Sections 5, 6, 9 and 10 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

ACUITAS INVESTMENTS, LLC

/s/ Dennis Jensen
Name: Dennis Jensen
Title: Partner, Director of Research

WCM INVESTMENT MANAGEMENT

/s/ David Brewer
Name: David Brewer
Title: Principal, Chief Compliance Officer

[Signature Page to Subadvisory Agreement]

SUBADVISORY AGREEMENT

BETWEEN

ACUITAS INVESTMENTS, LLC AND

WCM INVESTMENT MANAGEMENT

Appendix A

Investment Funds

Name of Fund	Effective Date
Acuitas US Microcap Fund	April 1, 2016

A-1

SUBADVISORY AGREEMENT

BETWEEN

ACUITAS INVESTMENTS, LLC AND

WCM INVESTMENT MANAGEMENT

Appendix B

Fee Agreement

Series: Acuitas US Microcap Fund

For investment management services provided to the Fund under this Agreement, Acuitas Investments, LLC as fiduciary for the Fund assets, shall pay the Subadviser a fee determined by multiplying the Average Total Net Assets (as defined below) by the annual rate specified below, adjusted to represent a quarterly fee. Fees for partial periods shall be prorated for the portion of the period for which services were rendered. If the contract is terminated intra-quarter, the Subadvisor fee will be treated as a partial period. All fees shall be calculated and paid quarterly in arrears.

Strategy	Annual Fees
Acuitas US Microcap Fund	[Redacted]

For purposes of this Exhibit:

"Average Account Net Assets" for any quarter shall mean the average market value of the assets in the portfolio as reported by the custodian for the last business day of each month ended in the calendar quarter. Intra-month cash flows that are greater than 5% of the preceding month end market value will be prorated for the number of days in the month the assets were in the account.

"Average Total Net Assets" for any quarter shall mean the sum of the Average Account Net Assets and the average for the same quarter of all other assets in the other Acuitas accounts managed by the Subadviser that are subject to the same fee schedule as agreed to by Acuitas and Subadviser (calculated in the same manner as Average Account Net Assets).

Invoice Instructions
Mail fee invoices to:	Acuitas Investments, LLC 520 Pike St, Ste 1221 Seattle, WA 98101

Email fee invoices to:	Becca Tessin btessin@acuitasinvestments.com

Matt Nieman mnieman@acuitasinvestments.com

B-1